VARIABLE INVESTORS SERIES TRUST

                             SUB-ADVISORY AGREEMENT

     This Agreement is made between FIRST VARIABLE ADVISORY SERVICES CORP., a Massachusetts corporation and a wholly-owned subsidiary of First Variable Life Insurance Company ("Life Company"), having its principal place of business in Boston, Massachusetts (hereinafter referred to as "Adviser"), and CREDIT SUISSE ASSET MANAGEMENT, LLC, a Delaware limited liability company having its principal place of business in New York, New York (hereinafter referred to as "Sub-Adviser").

         WHEREAS, Variable Investors Series Trust (the "Trust"), an open-end diversified management investment company, as that term is defined in the Investment Company Act of 1940, as amended ("Act"), that is registered as such with the Securities and Exchange Commission has appointed Adviser as investment adviser for all its portfolios including the Growth & Income Portfolio (the "Portfolio"); and

         WHEREAS, Sub-Adviser is engaged in the business of rendering investment management services; and

         WHEREAS, Adviser desires to retain Sub-Adviser to provide certain investment management services for the Portfolio of the Trust as more fully described below;

         NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

         1. Adviser hereby retains Sub-Adviser to assist Adviser in its capacity as investment adviser for the Portfolio. Subject to the oversight and review of Adviser and the Board of Trustees of the Trust, Sub-Adviser shall manage the investment and reinvestment of the assets of the Portfolio. Sub-Adviser will determine in its discretion, subject to the oversight and review of Adviser, the investments to be purchased or sold, will provide Adviser with records concerning its activities which Adviser or the Trust is required to maintain, and will render regular reports to Adviser and to officers and Trustees of the Trust concerning its discharge of the foregoing responsibilities. The services of Sub-Adviser hereunder are not to be deemed exclusive, and the Sub-Adviser shall be free to render similar services to others.

         2. Neither the Trust, Adviser, nor affiliated persons of the Trust or Adviser shall give any information or make any representations or statements concerning Sub-Adviser, except with the prior permission of Sub-Adviser.

         3. Sub-Adviser, in its supervision of the investments of the Portfolio, will be guided by the Portfolio's investment objectives and policies and the provisions and restrictions contained in the Declaration of Trust and By-Laws of the Trust and as set forth in the Registration Statement and exhibits as may be on file with the Securities and Exchange Commission, all as communicated by Adviser to Sub-Adviser.

         4. Adviser shall pay to Sub-Adviser, for all services rendered to the Portfolio by Sub-Adviser hereunder, the fees set forth in Exhibit A attached hereto. During the term of this Agreement, Sub-Adviser will bear all expenses incurred by it in the performance of its duties hereunder, which shall not include expenses of the Trust or the Portfolio, such as brokerage fees and commissions and taxes.

         5. The term of this Agreement shall begin on the date of its execution and shall remain in effect for two years from that date and from year to year thereafter, subject to the provisions for termination and all of the other terms and conditions hereof if: (a) such continuation shall be specifically approved at least annually by the vote of a majority of the Trustees of the Trust, including a majority of the Trustees who are not "interested persons", as defined in Section 2(a)(19) of the Act, of any party (other than as Trustees of the Trust) cast in person at a meeting called for that purpose; and (b) Adviser shall not have notified the Trust in writing at least sixty (60) days prior to the anniversary date of this Agreement in any year thereafter that it does not desire such continuation with respect to the Portfolio.

         6. Notwithstanding any provision in this Agreement, it may be terminated at any time without the payment of any penalty, by the Trustees of the Trust or by a vote of a majority of the outstanding voting securities of the Portfolio, as defined in Section 2(a)(42) of the Act, on sixty (60) days' written notice to Sub-Adviser, or by Adviser or Sub-Adviser upon not less than sixty (60) days' written notice to the other party. Notwithstanding any provision in this Agreement, if the requisite approval of the Portfolio's shareholders is not received within 150 days of the date of the acquisition of Warburg Pincus Asset Management, Inc. by Credit Suisse Group, this Agreement will terminate automatically.

         7. This Agreement may not be assigned by Adviser or Sub-Adviser and shall automatically terminate in the event of any assignment. Sub-Adviser may employ or contract with such other person, persons, corporation, or corporations at its own cost and expense as it shall determine in order to assist it in carrying out this Agreement.

         8. Sub-Adviser represents and warrants that the Portfolio will at all times be invested in such a manner as to ensure compliance with Section 817(h) of the Internal Revenue Code of 1986, as amended and Treasury Regulations
Section 1.817-5, relating to the diversification requirements for variable annuity, endowment, or life insurance contracts and any amendments or other modifications to such Section or Regulations; provided, however, that Adviser shall promptly provide Sub-Adviser with copies of such Section 817(h) and Regulation Section 1.817-5 as currently in effect and as modified or amended from time to time. Sub-Adviser will be relieved of this obligation and shall be held harmless when (i) the Portfolio is invested in compliance with the requirements of Section 817(h) and/or Regulation Section 1.817-5 as most recently provided to Sub-Adviser by Adviser or (ii) when direction from the Adviser or Trustees causes noncompliance with Section 817(h) and/or Regulation
Section 1.817-5. Sub-Adviser agrees to provide quarterly reports to Adviser, executed by a duly authorized officer of Sub-Adviser, within seven (7) days of the close of each calendar quarter certifying as to compliance with said Section or Regulations. In addition to the quarterly reports, Adviser may request and Sub-Adviser agrees to provide Section 817 diversification compliance reports at more frequent intervals, as reasonably requested by Adviser.

         9. In the absence of willful misfeasance, bad faith, gross negligence, or reckless disregard of the obligations or duties under this Agreement on the part of Sub-Adviser ("disabling conduct"), neither Sub-Adviser, any affiliated person of Sub-Adviser nor any person who controls Sub-Adviser, within the meaning of Section 15 of the Securities Act of 1933, as amended (the "1933 Act") shall be liable to Adviser, the Trust, the Portfolio or to any shareholder for any act or omission in the course of or connected in any way with rendering services or for any losses that may be sustained in the purchase, holding, or sale of any security.

         10. The Sub-Adviser shall place all orders for the purchase and sale of portfolio securities for the account of the Portfolio with broker-dealers selected by the Sub-Adviser. In executing portfolio transactions and selecting broker-dealers, the Sub-Adviser will use its best efforts to seek best execution on behalf of the Portfolio. In assessing the best execution available for any transaction, the Sub-Adviser shall consider all factors it deems relevant, including the breadth of the market in the security, the price of the security, the financial condition and execution capability of the broker-dealer, and the reasonableness of the commission, if any (all for the specific transaction and on a continuing basis). In evaluating the best execution available, and in selecting the broker-dealer to execute a particular transaction, the Sub-Adviser may also consider the brokerage and research services (as those terms are used in Section 28(e) of the Securities Exchange Act of 1934 ("1934 Act")) provided to the Portfolio and/or other accounts over which the Sub-Adviser, an affiliate of the Sub-Adviser (to the extent permitted by law) or another investment adviser of the Portfolio exercises investment discretion. The Sub-Adviser is authorized to cause the Portfolio to pay a broker-dealer who provides such brokerage and research services a commission for executing a portfolio transaction for the Portfolio which is in excess of the amount of commission another broker-dealer would have charged for effecting that transaction if, but only if, the Sub-Adviser determines in good faith that such commission was reasonable in relation to the value of the brokerage and research services provided by such broker-dealer viewed in terms of that particular transaction or in terms of all of the accounts over which investment discretion is so exercised.

         11. This Agreement may be amended at any time by agreement of the parties, provided that the amendment shall be approved both by the vote of a majority of the Trustees of the Trust, including a majority of the Trustees who are not "interested persons," as defined in Section 2(a)(19) of the Act, of any party to this Agreement (other than as Trustees of the Trust) cast in person at a meeting called for that purpose, and on behalf of the Portfolio by the holders of a majority of the outstanding voting securities of the Portfolio, as defined in Section 2(a)(42) of the Act.

         12. This Agreement shall be construed in accordance with and governed by the laws of the Commonwealth of Massachusetts.

         13. This Agreement will become binding on the parties hereto upon their execution of the attached Exhibit A to this Agreement.

         14. It is understood that any information or recommendation supplied by the Sub-Adviser in connection with the performance of its obligations hereunder is to be regarded as confidential and for use only by the Adviser, the Trust or such persons as the Adviser may designate in connection with the Portfolio. It is also understood that any information supplied to Sub-Adviser in connection with the performance of its obligations hereunder, particularly, but not necessarily limited to, any list of securities which, on a temporary basis, may not be bought or sold for the Portfolio, is to be regarded as confidential and for use only by the Sub-Adviser in connection with its obligation to provide investment advice and other services to the Portfolio.

     15. Each party to this Agreement hereby acknowledges that it is registered as an investment adviser under the Investment Advisers Act of 1940, it will use its reasonable best efforts to maintain such registration, and it will promptly notify the other if it ceases to be so registered, if its registration is suspended for any reason, or if it is notified by any regulatory organization or court of competent jurisdiction that it should show cause why its registration should not be suspended or terminated.


                                    EXHIBIT A

                         VARIABLE INVESTORS SERIES TRUST

                            SUB-ADVISORY COMPENSATION


                  For all services rendered by Sub-Adviser hereunder, Adviser shall pay to Sub-Adviser and Sub-Adviser agrees to accept as full compensation for all services rendered hereunder, an annual fee as follows:

Growth & Income Portfolio

                  .50 of 1% on an annualized basis of the average daily net assets of the Portfolio.

                  Such fees shall accrue daily and be paid monthly.

                  Witness the due execution hereof as of this 6th day of July, 1999.



                                FIRST VARIABLE ADVISORY SERVICES CORP.

Attest:


/S/ARNOLD R. BERGMAN                      /S/JOHN M. SOUKUP
____________________            By:__________________________



                                CREDIT SUISSE ASSET MANAGEMENT, LLC

Attest:


/s/STUART J. COHEN                       /S/HAL LIEBES
____________________           By:__________________________
                                   Hal Liebes
                                   General Counsel